Exhibit 99.1

Investcorp Europe Acquisition Corp I Amends Business Combination Agreement Following Divestiture of OpSec Security

OpSec Security to be acquired by Crane NXT for $270 million and Zacco to become stand-alone business

Investcorp Europe’s Board of Directors evaluating amended BCA to consider merger with Zacco and intends to seek deadline extension to complete initial business combination

NEW YORK – March 11, 2024 – Investcorp Europe Acquisition Corp I (Nasdaq: IVCB) (“Investcorp Europe”), a special purpose acquisition company, today announced an amendment to its previously announced business combination agreement (“BCA”), in connection with entry into an agreement for the sale of the OpSec Security business (“OpSec”) to Crane NXT, Co. for $270 million in cash.

The transactions contemplated by the BCA have been restructured to effectuate the divestiture of the OpSec business and the separation of the Zacco line of business, a leading intellectual property management business headquartered in Copenhagen, Denmark, that was acquired by OpSec in April 2023. Since it was founded around 150 years ago, Zacco has pioneered an innovative approach to developing, managing, and protecting IP and intangible value, with its lifecycle approach to IP assets and its innovative IP, digital brand, and digital trust services. The Board of Directors of Investcorp Europe (“Board”) is evaluating if the completion of an amended BCA to merge with Zacco is in the best interest of shareholders. In order to make a recommendation to shareholders, the Board is conducting diligence on the Zacco business, will seek a fairness opinion, and will take other actions as needed. In the event the Board is unable to make such recommendation, the amended terms of the BCA provide for the ability of Investcorp Europe to terminate the BCA and receive a termination amount (as discussed below). The closing of the OpSec divestiture is expected to occur in Q2 2024. The closing of the OpSec divestiture and the closing of the BCA transactions are not cross-conditioned on one another. If the OpSec divestiture is terminated, and the amended BCA is not terminated, the BCA transactions with OpSec and Zacco would proceed as originally contemplated.

“While we were working diligently to complete the BCA, OpSec had an opportunity to be acquired at what we believe is an attractive valuation. This all-cash transaction provides Investcorp Europe shareholders the ability to realize value from OpSec as we assess an amended BCA to potentially combine with Zacco,” said Hazem Ben-Gacem, Chairman of Investcorp Europe and also a Co-CEO at Investcorp Holdings B.S.C. (c).

The net proceeds from the OpSec divestiture will be held in escrow and will be released from escrow upon the closing of the transactions contemplated by the BCA or upon a termination of the BCA. The amended terms of the BCA also provide that in the event of a termination of the BCA, certain termination amounts would be payable to Investcorp Europe upon the earlier of the closing of the OpSec divestiture or the outside date (which, if approved by IVC Europe shareholders as discussed below, will be December 17, 2024). It is intended that a portion of such termination amounts would be used to pay expenses incurred by Investcorp Europe and a portion would be shared with the public shareholders of IVC Europe.

Additional information about the OpSec divestiture and the amendment to the BCA will be provided in a Current Report on Form 8-K to be filed by Investcorp Europe with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov.

Investcorp Europe intends to seek shareholder approval of a deadline extension from June 17, 2024 to December 17, 2024 to complete an initial business combination.

About Investcorp Europe Acquisition Corp I

Investcorp Europe Acquisition Corp I is a special purpose acquisition company formed for the purpose effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in Western Europe, including the United Kingdom, or Northern Europe and, opportunistically, in Turkey and businesses focusing on business services, consumer and lifestyle, niche manufacturing and technology sectors. Investcorp Europe is led by Chairman Hazem Ben-Gacem, Vice-Chairman Peter McKellar, CEO Baroness Ruby McGregor Smith, CBE, CIO Alptekin Diler and CFO Craig Sinfield-Hain. Investcorp Europe’s initial public offering was in December 2021 and its Class A common stock is listed on the Nasdaq under the symbol IVCB.

About Zacco

Zacco is a leading European intellectual property service provider that traces its origins from 1870. Zacco covers all technical areas within intellectual property and provides a range of advisory services. In addition to assistance in protecting intellectual property rights, Zacco also offers its clients strategic advice aimed at increasing their competitive edge through a professional utilization of those rights. Zacco has offices across Scandinavia and northern Europe.

Additional Information and Where to Find it

On April 25, 2023, Investcorp Europe, OpSec, OpSec Holdings (“PubCo”), and certain other parties thereto, entered into a Business Combination Agreement (the “Business Combination Agreement”). In connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”), PubCo has filed with the SEC a registration statement on Form F-4 (Registration No. 333-275706), which includes a proxy statement/prospectus and other relevant documents, which will be both the proxy statement to be distributed to Investcorp Europe’s shareholders in connection with Investcorp Europe’s solicitation of proxies for the vote by Investcorp Europe’s shareholders with respect to the Transactions and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of the securities of PubCo to be issued in connection with the Transactions. SHAREHOLDERS OF INVESTCORP EUROPE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTIONS THAT PUBCO AND INVESTCORP EUROPE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES TO THE PROPOSED TRANSACTIONS. Shareholders and investors may obtain free copies of the proxy statement/prospectus and other relevant materials and other documents filed by PubCo and Investcorp Europe at the SEC’s website at www.sec.gov. Copies of the proxy statement/prospectus and the filings incorporated by reference therein may also be obtained, without charge, on Investcorp Europe’s website at www.investcorpspac.com or by directing a request to: Investcorp Europe Holdings Acquisition Corporation, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 1111, George Town, Grand Cayman, Cayman Islands KY1-1102, Attention: Chief Executive Officer.

Participants in Solicitation

Each of PubCo, Investcorp Europe, OpSec and Zacco and their respective directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed Transactions. Information regarding Investcorp Europe’s directors and executive officers, PubCo, OpSec, Zacco and the other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in PubCo registration statement described and other relevant materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Investcorp Europe, OpSec, PubCo, or Zacco, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Investcorp Europe’s, OpSec’s, Zacco’s or PubCo’s future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “could”, “should”, “expect”, “intend”, “might”, “will”, “estimate”, “anticipate”, “believe”, “budget”, “forecast”, “intend”, “plan”, “potential”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Investcorp Europe and its management, OpSec and its management, Zacco and its management, as the case may be, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. None of PubCo, Investcorp Europe, OpSec or Zacco undertakes any duty to update these forward-looking statements.

Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the proposed Transactions, including the risks that (a) the proposed Transactions or the sale of OpSec may not be consummated within the anticipated time period, or at all; (b) Investcorp Europe may fail to obtain stockholder approval of the proposed Transactions; (c) the parties may fail to secure required regulatory approvals under applicable laws; and (d) other conditions to the consummation of the proposed Transactions under the Business Combination Agreement may not be satisfied; (2) the effects that any termination of the Business Combination Agreement may have on Investcorp Europe, OpSec, Zacco or their respective businesses, including the risks that Investcorp Europe’s share price may decline significantly if the proposed Transactions are not completed; (3) the risk that Zacco may not be successful as a stand-alone public company; (4) the effects that the announcement or pendency of the proposed Transactions may have on OpSec, Zacco or their businesses, including the risks that as a result (a) Investcorp Europe’s business, operating results or stock price may suffer or (b) PubCo’s, Investcorp Europe’s, OpSec’s or Zacco’s current plans and operations may be disrupted; (5) the inability to recognize the anticipated benefits of the proposed Transactions; (6) unexpected costs resulting from the proposed Transactions; (7) changes in general economic conditions; (8) regulatory conditions and developments; (9) changes in applicable laws or regulations; (10) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the proposed Transactions and instituted against PubCo, Investcorp Europe, OpSec, Zacco and others; and (11) other risks and uncertainties indicated from time to time in the registration and proxy statement relating to the proposed Transactions, including those under “Risk Factors” therein, and in Investcorp Europe’s other filings with the SEC.

The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Investcorp Europe’s most recent filings with the SEC and in the registration statement described above filed by PubCo in connection with the proposed Transactions. All subsequent written and oral forward-looking statements concerning Investcorp Europe, OpSec, Zacco or PubCo, the Transactions described herein or other matters attributable to Investcorp Europe, OpSec, Zacco, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Investcorp Europe, OpSec, Zacco and PubCo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investcorp Contact:

Brian Ruby

ICR

InvestcorpPR@icrinc.com